Exhibit 10.8

November 9, 2006

Sabine Pass LNG, L.P. 717 Texas Avenue Suite 3100 Houston, Texas 77002 Attention: President	Cheniere LNG, Inc. 717 Texas Avenue Suite 3100 Houston, Texas 77002 Attention: President

Re:	Option Agreement dated December 23, 2003 (“Option Agreement”) between J&S Cheniere, S.A. (“J&S Cheniere”) and Cheniere LNG, Inc. (“Cheniere LNG”)

Gentlemen:

This letter confirms our agreement with regard to the implementation of the captioned Option Agreement as it applies to the option for vaporization capacity in the Sabine Pass LNG terminal currently under construction in Cameron Parish, Louisiana. This letter does not apply to any potential option of J&S Cheniere under the Option Agreement for vaporization capacity which may be available at the Corpus Christi LNG terminal currently under development.

1. As disclosed in the most recent Cheniere Energy, Inc. Annual Report on Form 10-K, the terms of the terminal use agreement contemplated by the Option Agreement have not been negotiated or finalized, and it is anticipated that definitive arrangements with J&S Cheniere with respect to the Sabine Pass LNG Terminal will involve different terms and transaction structures then contemplated in the Option Agreement.

2. The parties hereto agree to continue to negotiate in good faith the different terms and transaction structures currently under discussion with J&S Cheniere as an alternative method to satisfy the terms of the Option Agreement, as applicable to the Sabine Pass LNG Terminal. To the extent required by any final agreement with J&S Cheniere, Cheniere Marketing, Inc. (“Cheniere Marketing”) agrees to make available and/or relinquish up to 200 mmcf/d of capacity under its terminal use agreement with Sabine Pass LNG, L.P. (“Sabine Pass”) to satisfy any agreement entered into with J&S Cheniere as a result of such negotiations.

3. If the different terms and transaction structures referred to in paragraph 2 above are not implemented with J&S Cheniere, Sabine Pass agrees, if required, to assume the obligations of Cheniere LNG under the Option Agreement, but only as it applies to the Sabine Pass LNG terminal. Cheniere LNG hereby consents to such assumption by Sabine Pass, but only to the extent set forth in the preceding sentence. In such event, if J&S

Cheniere and Sabine Pass enter into a TUA pursuant to the Option Agreement, Cheniere Marketing agrees to relinquish sufficient capacity, up to 200 mmcf/d, under its terminal use agreement with Sabine Pass to allow Sabine Pass to satisfy such TUA entered into between J&S Cheniere and Sabine Pass.

If the foregoing correctly reflects our understanding, kindly execute in the space provided below and this letter will evidence our agreement as to the Option and its implementation with regard to Sabine Pass.

Sincerely,

Cheniere Marketing, Inc.

By:	/s/ Don A. Turkleson
Name:	Don A. Turkleson
Title:	Chief Financial Officer

AGREED AS OF THE DATE
FIRST ABOVE WRITTEN:

Cheniere LNG, Inc.

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

Sabine Pass LNG, L.P.

By:	Sabine Pass LNG – GP, Inc, its General Partner

By:	/s/ Don A. Turkleson
Name:	Don A. Turkleson
Title:	Chief Financial Officer